## LICENSE AGREEMENT

THIS LICENSE AGREEMENT ("Agreement") is made and entered into as of this 1st day of September, 2017 (the "Effective Date"), by and between kathy ireland® Worldwide, Inc., a California corporation, having its principal place of business at PO Box #1410 Rancho Mirage, CA 92270. ("Licensor"), and Level Brands, Inc., a North Carolina corporation ("Licensee"). Licensor and Licensee sometimes collectively referred to herein as "Parties" or, individually, as "Party."

In consideration of the mutual promises herein contained, it is hereby agreed:

### 1. GRANT OF LICENSE

1.1 License Grant. Upon the terms and conditions set forth herein, Licensor hereby grants to Licensee the non-transferable right, license, and privilege, of using the kathy ireland® trademark, as well as Kathy Ireland's likeness, videos, photographs and other visual representations ("Licensed Marks") in connection with the initial public offering and associated "road show" which are approved in writing by Licensor during the Term, and the non-exclusive, non-transferable right, license, and privilege of using the Licensed Marks.

1.2 Term. The term shall commence on the Effective Date hereof and shall survive until the Master Advisory and Consulting Agreement between the parties dated February 8, 2017 is terminated ("Term").

1.3 No Sub-License; Prior Approval of Use. Licensee shall not assign or sub-license the use of the Licensed Marks to any third party without prior written approval by Licensor, and such right is expressly withheld from this Agreement. No advertising, marketing, promotional, artwork, videos or other documents depicting the Licensed Marks or images of Kathy Ireland shall be used without prior written approval by Licensor.

### 2. LICENSING FEE

Commencing on the Effective Date, in consideration of the grant hereunder, Licensee shall pay Licensor One Hundred Thousand Dollars ($100,000) payable as follows: (a) $50,000 shall be paid within 10 business days of the Effective Date, and (b) the remaining $50,000 shall be paid on or about October 31, 2017, or until the Licensee's shares of common stock are registered under an initial public offering.

### 3. MISCELLANEOUS

3.1 Independent Contractor. Licensee is an independent contractor with respect to Licensor. Nothing contained herein shall be deemed to create an agency, joint venture, franchise, or partnership relation between the Parties, and neither Party shall so hold itself out.

3.2 Assignability. This Agreement shall not be assignable by either Party without the prior written consent of the other.

3.3 Amendment. Except as otherwise provided herein, no agreement or understanding purporting to add to or to modify the terms and conditions of this Agreement shall be binding unless agreed to by the Parties in writing. Any terms and conditions set forth in any forms used by the Parties, which are in conflict with the terms and conditions of this Agreement, shall be void and have no effect.

3.4 Waiver. It is agreed that no waiver by either Party hereto or any breach or default of any of the provisions set forth herein shall be deemed a waiver as to any subsequent and/or similar breach or default.

3.5 Governing Law. This Agreement shall be construed in accordance with and the laws of the State of California which shall govern all disputes relating hereto without giving effect to any conflicts of law provisions. The Parties agree that any and all disputes, controversies or claims arising out of, regarding, or in any way relating to the interpretation, application, or enforcement of this Agreement, or any matter reasonably related thereto, shall be handled by way or arbitration and administered by and in accordance with the JAMS streamlined Arbitration Rules and Regulations (the "JAMS Rules ") of the Judicial Arbitration and Mediation Service in effect at the time of any such proceedings. Such arbitration shall be the sole, exclusive, and final remedy for resolving any such claims and disputes. Judgment on the final award rendered by the arbitrator may be entered into in any court of competent jurisdiction and shall be final and binding upon the Parties. In the event the Parties cannot agree on an arbitrator within ten (10) days, the arbitrator shall be appointed by the Parties in the following manner JAMS, and/or another alternative dispute resolution provider agreed upon by the Parties, shall furnish the Parties with a list of potential qualified arbitrators. For purposes of this Section, a "qualified arbitrator, shall mean a retired judge of a superior or appellate court or an experienced attorney agreed upon by the Parties. If any Party objects to all the names on the list. AAA and/ or another alternative dispute resolution provider agreed upon by the Parties shall provide the Parties with an

alternative list of potential qualified arbitrators; provided, however, that each Party shall be entitled to so object only once. Once the Parties have agreed upon a particular list, or a list is furnished pursuant to the preceding sentence the Parties shall alternately eliminate unacceptable arbitrators until only one name remains. The remaining person shall be appointed arbitrator. The Parties agree to draw lots to decide which Party shall remove the first name from the list of arbitrators. Should a Party whose turn it is to eliminate any unacceptable arbitrator fail to do so within twenty-four (24) business hours of the written request of the other Party, then the choice of the other Party of an arbitrator then remaining on such list shall be binding on the Parties. All costs of the arbitration, including the cost of any record or transcript of the arbitration proceedings, all administrative fees, the fee of the arbitrator, and all other fees and costs shall initially be borne equally by the Parties, provided, however, that the arbitrator shall award the prevailing Party its reasonable attorneys' fees, expenses and costs, including all costs of arbitration. The arbitrator shall not extend, modify, or suspend any of the terms of this Agreement. The arbitration and all proceedings related thereto shall be deemed private and confidential and, subject to the provisions of paragraph 29.1, shall not be disclosed to the public by either the arbitrator or the Parties to the arbitration. If the rules of AAA, JAMS or another agreed upon alternative dispute resolution provider differ from those of this Section, the provisions of this Section shall control. Notwithstanding the foregoing, the Parties may seek provisional relief, including a preliminary injunction or temporary restraining order, in any federal or state court of competent jurisdiction located in Los Angeles, California, without prejudice to the above described arbitration procedures, if in that Parties sole judgment such provisional relief is necessary to avoid a irreparable injury or to preserve the status quo. Never the less, the arbitration procedure set forth in this section is intended to be the sole and exclusive method of resolving any claims arising out of, relating to, or regarding this agreement.

3.6 Entire Agreement: Counterparts. This Agreement constitutes the complete understanding between the Parties and supersedes any and makes void all prior agreements, promises, representations, or inducements, no matter their form, concerning the subject matter of this Agreement. The Parties desire that this Agreement represent a single and completely integrated contract expressing the entire agreement of the Parties with respect to the subject matter of this Agreement. This Agreement may be executed in two or more duplicate bond or facsimile counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of the Agreement, it shall not be necessary to produce more than one such counterpart.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be duly executed as of the day and year first above written.

Licensor:

kathy ireland® Worldwide, Inc., a California Corporation

Stephen Roseberry, President & Chief Marketing Officer

Licensee:

Level Brands, Inc.

Martin A. Sumichrast, CEO